SMITH BARNEY MANAGED MUNICIPALS FUND INC.


	ARTICLES OF AMENDMENT


	Smith Barney Managed Municipals Fund Inc., a
Maryland corporation, having its principal office in Baltimore City, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

	FIRST: The Charter of the Corporation is hereby amended to provide that the name of all of the issued and unissued Class C Common Stock of the Corporation is hereby changed to Class L Common Stock.

	SECOND: The foregoing amendment to the Charter of the Corporation has been approved by a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-605 of the Maryland
General Corporation Law to be made without action of the stockholders.

	THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

	FOURTH: The amendment to the Charter of the Corporation effected hereby shall become effective at 9:00 a.m. on June 12, 1998.

	IN WITNESS WHEREOF, Smith Barney Managed Municipals
Fund Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary as of June 1, 1998.


WITNESS:					SMITH BARNEY MANAGED
MUNICIPALS FUND INC.


/s/Michael Kocur                             	 	By:
 /s/Heath B. McLendon
Michael Kocur	 				       Heath B.
McLendon
Assistant Secretary
President






THE UNDERSIGNED, President of Smith Barney Managed
Municipals Fund Inc., who executed on behalf of the Corporation Articles of Amendment of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing
Articles of Amendment to be the corporate act of said
Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


							/s/Heath B.
McLendon
							Heath B.
McLendon, President